Exhibit (a)(1)(v)
OFFER TO EXCHANGE ELECTION FORM
(TO BE SUBMITTED VIA E-MAIL)
THE OFFER TO EXCHANGE EXPIRES AT 6:00 P.M. (MOUNTAIN TIME) ON FEBRUARY 17, 2010, UNLESS EXTENDED
Important: Before making your election, please make sure you have read and understand the “Offer to Exchange” and “Schedule TO” (the “Offering Materials”) that you received via e-mail. The Offer to Exchange is subject to the terms and conditions of these documents. If you need additional copies of the Offering Materials, you may contact us via e-mail at Stock.Options@dishnetwork.com or by telephone at 1-877-270-6042. Capitalized terms not defined in this Election Form shall have the meanings set forth in the Offering Materials.
BY SUBMITTING THIS ELECTION FORM YOU AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS OF THE OFFER TO EXCHANGE AS DESCRIBED IN THE OFFERING MATERIALS WHICH MAY BE AMENDED FROM TIME TO TIME IN ACCORDANCE WITH THE OFFERING MATERIALS. IN THE EVENT OF AN AMENDMENT OR EXTENSION OF THE OFFER TO EXCHANGE, YOU WILL HAVE THE RIGHTS DESCRIBED IN THE OFFERING MATERIALS. BY SUBMITTING THIS ELECTION FORM YOU ALSO AGREE THAT, UPON ACCEPTANCE OF THIS ELECTION FORM BY DISH, THIS ELECTION FORM WILL CONSTITUTE A BINDING AGREEMENT AND CONSENT BETWEEN YOU AND DISH WITH RESPECT TO THE ELIGIBLE INCENTIVE STOCK OPTIONS FOR WHICH YOU PROPERLY SUBMIT A “YES” ELECTION, UNLESS YOU PROPERLY RESUBMIT AN ELECTION FORM PRIOR TO THE EXCHANGE EXPIRATION DATE MODIFYING SUCH ELECTION(S).
NAME
How do I consent to the adjustment? To consent to the adjustment for a particular grant: (1) click your cursor on the yellow shaded cells below and a drop down button will appear, (2) then click the drop down button, and (3) then click “Yes”.

Consent to
		Original Exercise	Adjusted Exercise	Adjustment?
Option Grant Date	Outstanding Options	Price Per Share	Price Per Share	(Yes or No)
NO
NO
How do I submit this election form? Once you have completed your election(s) please email this Election Form to OptionExchange@dishnetwork.com by following the directions below. This Election Form must be received by us by the expiration of the Offer to Exchange which will expire at 6:00 p.m. (Mountain Time) on February 17, 2010, unless we extend the expiration date (“Exchange Expiration Date”).
How do I email this election form to OptionExchange@dishnetwork.com? To email this election form go to the menu bar at the top left corner of your screen and click the following: File, then Send To, then Mail Recipient (As Attachment). A new email will open with your Election Form attached. Insert the address OptionExchange@dishnetwork.com and click the Send button.
Can I change my election after submitting this election form? Yes. You may change your election(s) as often as you like prior to the Exchange Expiration Date. The last valid Election Form received by us prior to the Exchange Expiration Date will be your final Election Form and will be binding and irrevocable upon acceptance of such Election Form by DISH.
Will I receive a confirmation of my election? Yes. You will receive a confirmation email within one (1) business day of receipt of your properly submitted Election Form. The confirmation email will set forth your election (whether you consent to an adjustment) with respect to the Eligible Incentive Stock Option grant(s) for which you properly submit an election form. Please review this confirmation email to ensure it accurately reflects your election.
Have a Question or Need Help? You may contact us via e-mail at Stock.Options@dishnetwork.com, which is the preferred method, or by telephone at 1-877-270-6042.